Exhibit 99.1

Arogo Capital Acquisition Corp. Executes Business Combination Agreement with Bangkok Tellink Co., Ltd.

~ The proposed transaction represents an equity value on a pro-forma basis of a total equity value of the combined company of USD350 million ~

~ Bangkok Tellink Co., Ltd. is an emerging leader in advanced telecommunications, mobile network technology, and Internet of Things (IoT) solutions ~

~ Leveraging its successful track record, Bangkok Tellink Co., Ltd. seeks enhanced access to U.S. capital markets to accelerate the rollout of its next-gen telecommunication technologies, foster broader geographic expansion, and provide increased financial flexibility to advance research and development efforts ~

Miami, FL and Bangkok, Thailand, Feb. 18, 2025 (GLOBE NEWSWIRE) -- Arogo Capital Acquisition Corp. (OTC: AOGO), a Delaware special purpose acquisition company (“Arogo”), and Bangkok Tellink Company Limited, a Thai registered company (“Bangkok Tellink”), today announced their execution of a definitive business combination agreement (the “Business Combination Agreement”) for a proposed business combination in a transaction valued at $350 million on February 14, 2025.

The transaction contemplated in the Business Combination Agreement is expected to result in a newly combined company to be listed on The Nasdaq Global Market. Upon the closing of the transaction, Bangkok Tellink will continue to be led by its CEO, Mr. Nusttanakit Sasianon. The boards of directors of Bangkok Tellink and Arogo Capital Acquisition Corp. have unanimously approved the transaction

Bangkok Tellink is a licensed Mobile Virtual Network Service Operator (“MVNO”) as well as a licensed Mobile Virtual Network Aggregator (“MVNA”) and offers mobile phone packages across multiple frequencies (e.g., 700MHz, 850MHz, 2100MHz, 2300MHz, and 26GHz) and, under its “INFINITE” brand, provides a range of services including Smart Solutions, IoT Sim Cards, eSIMs, SMPP (i.e., virtual SMS), SIP trunk (voice virtual number), and software development.

The eSIM market in Thailand is growing as it offers convenience for consumers and flexibility for businesses. eSIM technology allows users to switch mobile operators without changing physical SIM cards and is spearheading a transformative shift in connectivity, promoting Thailand’s progression towards a sophisticated digital economy. The exploding demand for eSims reflects Thailand’s commitment to expanding its telecommunications infrastructure and has positioned it as a leader in Southeast Asia.1

Bangkok Tellink is uniquely positioned to facilitate the growth of Thailand’s digital economy that is driven by the need for enhanced economic competitiveness, improved public services, and sustainable growth. eSIM technology supports this transformation by simplifying connectivity for businesses and consumers alike, facilitating more efficient operations, and enhancing the accessibility of digital services across the country

Nusttanakit Sasianon, CEO of Bangkok Tellink commented, “This is an exciting moment for Bangkok Tellink to expand our business, enhance our product and service offerings, and accelerate our growth. We are excited to continue to foster this business combination with the Arogo team to generate attractive value for our shareholders.”

Suradech Taweesaengsakulthai, CEO of Arogo added, “We’re thrilled to partner with the Bangkok Tellink team to capitalize on their proven track record and support the expansion of their operations to meet the demand for its services including Smart Solutions, IoT Sim Cards, eSIMs, SMPP (i.e., virtual SMS), SIP trunk (voice virtual number), and software development. We have strong confidence in Bangkok Tellink’s management team and business model. We look forward to a successful closing of the business combination.”

The completion of the business combination is subject to regulatory approvals, the approval of the transaction by the shareholders of Arogo and Bangkok Tellink, and the satisfaction or waiver of other customary closing conditions.   Bangkok Tellink believes that its planned listing, in addition to creating a capital platform for its development and gaining the attention of investors in the international capital markets, will further promote Bangkok Tellink’s growth strategy.

Additional information about the business combination, including a copy of the Business Combination Agreement, will be available in a Current Report on Form 8-K to be filed by Arogo with the Securities and Exchange Commission (the “SEC”), followed by a Registration Statement on Form F-4 to be filed by Pubco with the SEC.

[1]	eSIM Technology: Fueling Thailand’s Transition to a Digital Economy | Global YO

Advisors

Rimon P.C. (Washington D.C.) serves as United States legal counsel to Arogo.

Araya & Partners Co., Ltd. (Bangkok) serves as legal counsel to Bangkok Tellink Co., Ltd.

ARC Group Limited is acting as sole financial advisor to Arogo.

About Bangkok Tellink Co., Ltd.

Bangkok Tellink Co., Ltd, established in 2019, is at the forefront of Thailand’s telecommunications industry. By offering mobile network infrastructure, IoT devices, E-sim services, and software development, Bangkok Tellink provides integrated solutions that foster connectivity and productivity. Bangkok Tellink invests in innovation, operational efficiency, and sustainability to position itself as a prominent telecommunications and technology leader.

About Arogo Capital Acquisition Corp.

Arogo Capital Acquisition Corp. is a blank check company formed in 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On December 29, 2021, Arogo consummated an initial public offering of its units that consisted of one share of Class A common stock and one redeemable warrant. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. For more information, visit www.arogocapital.com.

Important Information and Where to Find It.

For additional information on the proposed transaction, see Arogo’s Current Report on Form 8-K, which will be filed concurrently with this press release. In connection with the proposed transaction, Arogo intends to file relevant materials with the SEC, including a registration statement on Form F-4 by Pubco, which will include a proxy statement/prospectus, and other documents regarding the proposed transaction. Arogo’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/ prospectus and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed business combination, as these materials will contain important information about Bangkok Tellink and Arogo and the proposed business combination.

Promptly after the Form F-4 is declared effective by the SEC, Arogo will mail the definitive proxy statement/prospectus and a proxy card to each shareholder entitled to vote at the meeting relating to the approval of the business combination and other proposals set forth in the proxy statement/prospectus. Before making any voting or investment decision, investors and shareholders of Arogo are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by Arogo with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov, or by directing a request to Arogo Capital Acquisition Corp., 848 Brickell Avenue, Penthouse 5, Miami, FL 33131.

Participants in the Solicitation

Arogo and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Arogo’s shareholders in connection with the proposed transaction. A list of the names of those directors and executive officers and a description of their interests in Arogo will be included in the proxy statement/prospectus for the proposed business combination when available at www.sec.gov.

Information about Arogo’s directors and executive officers and their ownership of Arogo shares of common stock is set forth in Arogo’s final prospectus for its for its initial public offering filed with the SEC on December 28, 2021, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement/prospectus pertaining to the proposed business combination when it becomes available. These documents can be obtained free of charge from the source indicated above.

Bangkok Tellink and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of Arogo in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the proxy statement/prospectus for the proposed business combination.

Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in the proxy statement/prospectus to be filed with the SEC on Form F-4. Shareholders, potential investors and other interested persons should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements may include, but are not limited to, statements with respect to (i) trends in the financial advisory industry, including changes in demand and supply related to Bangkok Tellink’s products; (ii) Bangkok Tellink’s growth prospects and Bangkok Tellink’s market size; (iii) Bangkok Tellink’s projected financial and operational performance including relative to its competitors; (iv) new product and service offerings Bangkok Tellink may introduce in the future; (v) the potential transaction, including the implied enterprise value, the expected post-closing ownership structure and the likelihood and ability of the parties to consummate the potential transaction successfully; (vi) the risk the proposed business combination may not be completed in a timely manner or at all, which may adversely affect the price of Arogo securities; (vii) the failure to satisfy the conditions to the consummation of the proposed business combination, including the approval of the proposed business combination by the shareholders of Arogo; (viii) the effect of the announcement or pendency of the proposed business combination on Arogo’s or Bangkok Tellink’s business relationships, performance and business generally; (ix) the outcome of any legal proceedings that may be instituted against Arogo or Bangkok Tellink related to the proposed business combination or any agreement related thereto; (x) the ability to maintain the listing of Arogo on OTC; (xi) the price of Arogo’s securities, including volatility resulting from changes in the competitive and regulated industry in which Bangkok Tellink operates, variations in performance across competitors, changes in laws and regulations affecting Bangkok Tellink’s business and changes in the combined capital structure; (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed business combination and identify and realize additional opportunities; and (xiii) other statements regarding Arogo’s or Bangkok Tellink’s expectations, hopes, beliefs, intentions and strategies regarding the future.

In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “outlook,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject, are subject to risks and uncertainties.

You should carefully consider the risks and uncertainties described in the “Risk Factors” section of Arogo’s final prospectus for its for its initial public offering filed with the SEC on December 28, 2021, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing and the proxy statement/prospectus relating to this transaction, which is expected to be filed by Arogo with the SEC, other documents filed by Arogo from time to time with SEC, and any risk factors made available to you in connection with Arogo, Bangkok Tellink, and the transaction. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond the control of Bangkok Tellink and Arogo) and other assumptions, that may cause the actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Arogo and Bangkok Tellink caution that the foregoing list of factors is not exclusive.

No Offer or Solicitation

This press release relates to a proposed business combination between Arogo and Bangkok Tellink, and does not constitute a proxy statement or solicitation of a proxy and does not constitute an offer to sell or a solicitation of an offer to buy the securities of Arogo or Bangkok Tellink, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Contacts

Arogo Capital Acquisition Corp.
Attn: Ms. Nisachon Rattanamee
Email: nisachon@arogocapital.com

Bangkok Tellink Company Limited
Attn: Daniel Fong
Email: daniel@s1winconsultant.com

Sources
Arogo Capital Acquisition Corp and Bangkok Tellink Company Limited

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